EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Carl A. Florio President & CEO Timothy E. Blow Chief Financial Officer 518-828-4600

HUDSON RIVER BANCORP, INC. DECLARES 2-FOR-1 SPLIT IN THE
FORM OF A 100 PERCENT STOCK DIVIDEND

            (Hudson, NY - December 18, 2003) - Carl A. Florio, President and Chief Executive Officer of Hudson River Bancorp, Inc. (Nasdaq: HRBT) announced today that Hudson River Bancorp, Inc. has declared a 2-for-1 split in the form of a 100% stock dividend payable on or about January 15, 2004, to shareholders of record on December 31, 2003. Under the terms of this stock split in the form of a stock dividend, Hudson River Bancorp's shareholders will receive a dividend of one share for every one share held on that record date. The dividend will be paid in authorized but unissued shares of common stock of the Company.

            The par value of Hudson River Bancorp's stock will not be affected by the split and will remain at $.01 per share. The Company anticipates that the outstanding shares of stock after the split will be increased from approximately 15,150,000 to 30,300,000.

            In announcing the 2-for-1 stock split, Hudson River Bancorp's President and Chief Executive Officer, Carl A. Florio stated, "the Board of Directors has declared this stock split to reduce its price per share and increase its market liquidity for the purpose of enhancing the securities' appeal to both private and institutional investors."

            The Company had total assets of $2.5 billion and total deposits of $1.8 billion at September 30, 2003. Headquartered in Hudson, NY, the Company provides full-service banking, as well as investment management, brokerage, insurance, trust, private banking and commercial services through its subsidiary, Hudson River Bank and Trust Company ("Hudson"), and its 50 branch offices located throughout the Capital District area. The Company also services municipal customers through Hudson River Commercial Bank, a subsidiary of Hudson. Customers' banking needs are served 24 hours a day through an extensive ATM network system and through the Company's automated telephone banking system. The Company offers the convenience of Internet Banking through its web site at www.hudsonriverbank.com.